CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm under the captions "Financial Highlights" and "Conditions Precedent" in the Prospectus in the Registration Statement (Form N-14) of USAA Mutual Funds Trust relating to the reorganization of USAA First Start Growth Fund into USAA Cornerstone Moderately Aggressive Fund (the "Funds").

We also consent to the incorporation by reference therein of our reports dated July 21, 2017 and September 22, 2017 with respect to the financial statements and financial highlights of the Funds for the years ended May 31, 2017 and July 31, 2017 included in the Annual Report (Form N-CSR) for 2017 filed with the Securities and Exchange Commission.

/s/ Ernst & Young, LLP

San Antonio, Texas

March 9, 2018